Exhibit 3.3

ARTICLES OF INCORPORATION

OF

ABR INFORMATION SERVICES, INC.

THE UNDERSIGNED, acting as sole Incorporator of ABR INFORMATION SERVICES, INC (hereinafter, the “Corporation”) under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, as hereafter amended and modified (the “FBCA”), hereby adopts the following Articles of Incorporation for the Corporation, effective as of February 21, 1994 pursuant to Section 607.0203(1) of the Florida Statutes:

ARTICLE I
Name

The name of the Corporation is:

ABR INFORMATION SERVICES, INC.

ARTICLE II

Business and Activities

The Corporation may, and is authorized to, engage in any activity or business now or hereafter permitted under the laws of the United States and of the State of Florida.

ARTICLE III

Capital Stock

3.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 22,250,000 shares, of which 20,250,000 shares shall be Common Stock having a par value of $0.01 per share (“Common Stock”) and 2,000,000 shares shall be Preferred Stock, par value of $0.01 per share (“Preferred Stock”). Of the Common Stock, 20,000,000 shares shall be voting shares (“Voting Common Stock”) and 250,000 shares shall be nonvoting shares (“Nonvoting Common Stock”). Following the issuance by the Corporation of any shares of Nonvoting Common Stock, and the transfer or other disposition of any such Nonvoting Common Stock by the initial holder thereof, each share of Nonvoting Common Stock that is so transferred or disposed of, automatically and without further action on the part of the Corporation, shall be converted into the right to receive one share of Voting Common Stock. Except as otherwise provided in these Articles of Incorporation, each share of

Nonvoting Common Stock shall have the same rights as and be identical in all respects to each share of Voting Common Stock. The Board of Directors is expressly authorized, pursuant to Section 607.0602 of the FBCA, to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation, all within the limitations set forth in Section 607.0601 of the FBCA.

3.2 Common Stock.

(a) Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the Articles of Amendment to these Articles of Incorporation that may hereafter be filed pursuant to Section 607.0602 of the FBCA to establish the respective series of the Preferred Stock. Except as otherwise provided in these Articles of Incorporation, each share of Common Stock shall have the same rights as and be identical in all respects to all the other shares of Common Stock.

(b) Voting Rights. Except as otherwise provided by the FBCA and except as may be determined by the Board of Directors with respect to the Preferred Stock, only the holders of Voting Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, each holder of Voting Common Stock shall, except as otherwise provided by the FBCA, be entitled to one vote for each share of Voting Common Stock held by such holder. Except as otherwise provided by the FBCA, each holder of Nonvoting Common Stock shall not be entitled to vote for the election of directors of the Corporation or for any other corporate purpose.

(c) Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

(d) Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith in whole or in part, as to the distribution of assets, shall become entitled to participate in the distribution of assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation, or winding up, the full preferential amounts (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

3.3 Preferred Stock.

(a) Issuance, Designations, Powers, Etc. The Board of Directors is expressly authorized, subject to the limitations prescribed by the FBCA and the provisions of these Articles of Incorporation, to provide, by resolution and by filing Articles of Amendment to these Articles of Incorporation, which, pursuant to Section 607.0602(4) of the FBCA shall be effective without shareholder action, for the issuance from time to time of the shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

1.	the number of shares constituting that series and the distinctive designation of that series;

2.	the dividend rate on the shares of that series, whether dividends shall be cumulative, noncumulative or partially cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

3.	whether that series shall have voting rights, in addition to the voting rights provided by the FBCA, and, if so, the terms of such voting rights;

4.	whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5.	whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series, and

8.	any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

(b) Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the Articles of Amendment to these Articles of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

3.4. No Preemptive Rights. Except as the Board of Directors may otherwise determine, no shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock, or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

ARTICLE IV

Board of Directors

4.1 Classification. Except as otherwise provided in these Articles of Incorporation or Articles of Amendment filed pursuant to Section 3.3 hereof relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to these Articles of Incorporation or by bylaws of the Corporation (the “Bylaws”). The directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the Bylaws to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 1996 annual meeting of the shareholders; each initial director in Class II shall hold office for a term expiring at the 1995 annual meeting of the shareholders; and each initial director in Class III shall hold office for a term expiring at the 1994 annual meeting of the shareholders. Notwithstanding the foregoing provisions of this Section 4.1, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. At each annual meeting of the shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the shareholders held in the third year following the year of their election and until their successors shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

4.2 Removal.

(a) Removal For Cause. Except as otherwise provided pursuant to the provisions of these Articles of Incorporation or Articles of Amendment relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause (as defined in Section 4.2(b) hereof) and only by the affirmative vote, at a special meeting of the shareholders called for such a purpose, of not less than sixty-six and two-thirds percent (66 2/3%) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposed removal was contained in the notice of such meeting. At least thirty (30) days prior to such special meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Any vacancy on the Board of Directors resulting from such removal or otherwise shall be filled only by vote of a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected and qualified or until any such director’s earlier death, resignation or removal.

(b) “Cause” Defined. For the purposes of this Section 4.2, “cause” shall mean (i) misconduct as a director of the Corporation or any subsidiary of the Corporation which involves dishonesty with respect to a substantial or material corporate activity or corporate assets, or (ii) conviction of an offense punishable by one (1) or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect the Corporation).

4.3 Change of Number of Directors. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4.4 Directors Elected by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation, as amended by Articles of Amendment applicable to such classes or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article IV unless expressly provided by the Articles of Amendment applicable to such classes or series of Preferred Stock.

4.5 Exercise of Business Judgment. In discharging his or her duties as a director of the Corporation, a director may consider such factors as the director considers relevant, including the long-term prospects and interests of the Corporation and its shareholders, the social, economic, legal, or other effects of any corporate action or inaction upon the employees, suppliers, customers of the Corporation or its subsidiaries, the communities and society in which the Corporation or its subsidiaries operate, and the economy of the State of Florida and the United States.

4.6 Initial Directors. The number of directors constituting the initial Board of Directors of the Corporation is five (5). The number of directors may be increased or decreased from time to time as provided in the Bylaws, but in no event shall the number of directors be less than three (3). The names and addresses of the persons who are to serve as initial directors in each class until successor directors are duly elected and qualified are as follows:

Class I
James E. MacDougald	34125 U.S. Highway 19 North
Palm Harbor, FL 34684-2116

Thomas F. Costello	34125 U.S. Highway 19 North
Palm Harbor, FL 34684-2116

Class II
Stephen R. Hood	34125 U.S. Highway 19 North
Palm Harbor, FL 34684-2116

Mark M. Goldman	34125 U.S. Highway 19 North
Palm Harbor, FL 34684-2116

Class III
Suzanne M. MacDougald	34125 U.S. Highway 19 North
Palm Harbor, FL 34684-2116

ARTICLE V

Action By Shareholders

5.1 Call For Special Meeting. Special meetings of the shareholders of the Corporation may be called at any time, but only by (a) the Chairman of the Board of the Corporation, (b) a majority of the directors in office, although less than a quorum, and (c) the holders of not less than thirty-five percent (35%) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.2 Shareholder Action By Unanimous Written Consent. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders, and may not be effected by any consent in writing by such shareholders, unless such written consent is unanimous.

ARTICLE VI

Indemnification

6.1 Provision of Indemnification. The Corporation shall, to the fullest extent permitted or required by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the Corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors’ resolution, vote of shareholders, the Act, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the Corporation would be obligated to indemnify or advance Expenses to such Director or Executive Officer under this Article. For purposes of this Article, the term “Directors” includes former directors of the Corporation and any director who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise, including, without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, without limitation, attorneys-at-law, accountants, and financial consultants). The term “Executive Officers” includes those individuals who are or were at any time “executive officers” of the Corporation as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article VI and not otherwise defined herein have the meaning set forth in Section 607.0850, Florida Statutes (1991). The provisions of this Article VI are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article VI shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

ARTICLE VII

Amendments

7.1 Articles of Incorporation. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law) the affirmative vote of sixty-six and two-thirds percent (66  2/3%) of the total number of votes of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required (unless separate voting by classes is required by the FBCA, in which event the affirmative vote of sixty-six and two-thirds percent (66  2/3%) of the number of shares of each class or series entitled to vote as a class shall be required), to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles IV, V, VI or this Article VII of these Articles of Incorporation. Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law.

7.2 Bylaws. The shareholders of the Corporation may adopt or amend a bylaw which fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the FBCA. The adoption or amendment of a bylaw that adds, changes or deletes a greater quorum or voting requirement for shareholders must meet the same quorum or voting requirement and be adopted by the same vote and voting groups required to take action under the quorum or voting requirement then in effect or proposed to be adopted, whichever is greater.

ARTICLE VIII

Initial Registered Office and Agent

The address of the initial Registered Office of the Corporation is 34125 U.S. Highway 19 North, Palm Harbor, FL 34684-2116, and the initial Registered Agent at such address is Vincent Addonisio.

ARTICLE IX

Principal Office and Mailing Address

The address of the Principal Office of the Corporation and its mailing address is 34125 US Highway 19 North, Suite 300, Palm Harbor, Florida 34684-2116. The location of the Principal Office and the mailing address shall be subject to change as may be provided in the Bylaws.

ARTICLE X

Incorporator

The name and address of the sole incorporator of the corporation is: Thomas E. Lange, Foley & Lardner, 100 North Tampa Street, Tampa, FL 33602.

IN WITNESS WHEREOF, these Articles of Incorporation have been signed by the undersigned incorporator this 17th day of February, 1994.

/s/ Thomas E. Lange
Thomas E. Lange, Incorporator

ACCEPTANCE OF APPOINTMENT BY INITIAL

REGISTERED AGENT

THE UNDERSIGNED, having been named in Article VIII of the foregoing Articles of Incorporation as initial Registered Agent at the office designated therein, hereby accepts such appointment and agrees to act in such capacity. The undersigned hereby states that he is familiar with, and hereby accepts, the obligations set forth in Section 607.0505, Florida Statutes, and the undersigned will further comply with any other provisions of law made applicable to him as Registered Agent of the Corporation.

DATED, this 17th day of February, 1994.

/s/ Vincent Addonisio
Vincent Addonisio

(((H97000004309 5))) ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF ABR INFORMATION SERVICES, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation for the purpose of increasing the number of authorized shares of voting Common Stock pursuant to Section 607.0602 of the Florida Statutes:

1.	Name of Corporation. The name of the corporation is ABR Information Services, Inc.

2.	Amendments. The Articles of Incorporation of the corporation are amended by deleting the first two sentences of Section 3.1 of Article III in their entirety and inserting in lieu thereof the following:

ARTICLE III

Section 3.1 “The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 102,250,000 shares, of which 100,250,000 shares shall be Common Stock having a par value of $0.01 per share (“Common Stock”) and 2,000,000 shares shall be Preferred Stock having a par value of $0.01 per share (“Preferred Stock”). Of the Common Stock, 100,000,000 shares shall be voting shares (“Voting Common Stock”) and 250,000 shares shall be nonvoting shares (“Nonvoting Common Stock”)…”

3.	Adoption of Amendment. The amendment was adopted at a duly called meeting of the shareholders on December 6, 1996 at which a quorum appeared. Of the shares represented at the shareholders meeting, 6,076,639 shares were voted in favor of adoption of the amendment, 3,501,750 shares were voted against adoption of the amendment, and 40,035 shares abstained from voting on the proposal. There are no voting groups authorized to vote separately on the amendment, and the number of votes cast for adoption of the amendment was sufficient for approval pursuant to Section 607.1004 of the Florida Statutes.

4.	Effective Date. The amendment shall be effective upon filing with the Secretary of State, State of Florida.

(((H97000004309 5)))

(((H97000004309 5)))

Dated this 13th of March, 1997.

ABR INFORMATION SERVICES, INC.

By:	/s/ James E. MacDougald
James E. MacDougald,
President

ATTEST:

By:	/s/ Suzanne M. MacDougald
Suzanne M. MacDougald,
Secretary

[SEAL]

(((H97000004309 5)))

ARTICLES OF MERGER OF
SPRING ACQUISITION CORP. (a Florida corporation)
WITH AND INTO

ABR INFORMATION SERVICES, INC. (a Florida corporation)

Pursuant to Florida Statutes, §§ 607.1104 and 607.1105, the undersigned, Spring Acquisition Corp. (“Parent”), a Florida corporation and a wholly owned subsidiary of Ceridian Corporation, a Delaware corporation, and ABR Information Services, Inc. (“Subsidiary”), a Florida corporation and subsidiary of Parent (as a result of Parent’s 98.3% ownership of Subsidiary), hereby adopt the following Articles of Merger for the purpose of merging Parent with and into Subsidiary, which shall be the surviving corporation (the “Merger”).

1. The plan of merger required by Florida Statutes, § 607.1104, is set forth in Articles II through V of the Agreement and Plan of Merger dated as of April 30, 1999, as amended on June 2, 1999, among Parent, Subsidiary, and Ceridian Corporation, the provisions of which are attached as Exhibit A to these Articles of Merger and incorporated by reference herein (the “Plan of Merger”).

2. Approval of the Plan of Merger by the shareholders of Subsidiary is not required because Parent owns more than 80% of the outstanding shares of each class of Subsidiary.

3. The Plan of Merger was adopted by a vote of the Board of Directors of ABR and by a vote of the sole director and sole shareholder of Parent pursuant to Florida Statutes, §607.1104 on April 30, 1999.

4. A copy of the Plan of Merger was mailed to the shareholders of Subsidiary on or about June 19, 1999 and by June 22, 1999.

5. The effective time and date of the Merger shall be the later of (i) 10:00 a.m. Eastern Daylight Savings Time on July 22, 1999 or (ii) the time and the date when these Articles of Merger are filed with the Department of State of Florida.

IN WITNESS WHEREOF, Parent and Subsidiary have, effective as of this 21st day of July, 1999, caused these Articles of Merger to be executed by their respective officers thereunto duly authorized.

SPRING ACQUISITION CORP.,
a Florida corporation

By	/s/ Gary M. Nelson
Name:	Gary M. Nelson
Title:	President and CEO

ABR INFORMATION SERVICES, INC., a Florida corporation

By	/s/ James E. MacDougald
Name:	James E. MacDougald
Title:	President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 30, 1999, among ABR Information Services, Inc., a Florida corporation (the “Company”), Ceridian Corporation, a Delaware corporation (“Parent”), and Spring Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and adopted the plan of merger set forth herein whereby Merger Sub will merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

…

ARTICLE

II.

The Merger; Closing; Effective Time

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Florida Business Corporation Act (the “FBCA”).

2.2 Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the business day on which the last to be satisfied or waived of the conditions set forth in Article VIII hereof shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

2.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger reflecting the provisions set forth in this Agreement (the

“Articles of Merger”) to be executed (by the Company and Merger Sub) and delivered for filing to the Department of State of the State of Florida (the “Department”) as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department or at such later time agreed by the parties in writing and provided in the Articles of Merger (the “Effective Time”).

ARTICLE

III

ARTICLES OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

3.1 The Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Articles”), until duly amended as provided therein or by applicable law, except that Article III of the articles of incorporation of the Company shall be amended in its entirety to read as follows: “The total number of shares of all classes of capital stock that the Corporation shall have authority to issue shall be 1,000 shares of Common Stock, par value $.01per share.” and Article IV of the articles of incorporation of the Company shall be amended in its entirety to read as follows: “The total number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation.”

3.2 The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

ARTICLE

IV

OFFICERS AND DIRECTORS OF THE COMPANY

AND THE SURVIVING CORPORATION

4.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws as in effect from time to time.

4.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

4.3 Board of Directors. If requested by Parent, the Company shall to the extent permissible, promptly following the purchase by Merger Sub of Shares pursuant to the Offer in accordance with the terms hereunder, take all actions necessary (including calling a special meeting of the Board of Directors of the Company or the stockholders of the Company for this purpose) to cause natural Persons designated by Parent to become directors of the Company so that the total number of such natural Persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company multiplied by (y) the percentage that the number of Shares so accepted for payment plus and shares beneficially owned by Parent or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company’s Board of Directors of (i) each committee of the Company’s Board of Directors; (ii) each board of directors (or similar body) of each Subsidiary of the Company, and (iii) each committee (or similar body) of each such board. In furtherance thereof, the Company will increase the size of the board of directors of the Company, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Parent’s designees to be elected to the board of directors of the Company; provided, however, that prior to the Effective Time, the board of directors of the Company shall always have at least three members who are neither officers of Parent nor designees, stockholders or affiliates of Parent (“Parent Insiders”). The Company’s obligations to appoint designees to the board of directors of the Company now shall be subject to Section 14(f) of the Exchange Act and Rule 14(f)-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.3 and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule. Parent agrees to furnish to the Company all information concerning Parent’s designees which may be necessary to comply with the foregoing and agrees that such information will comply with the Exchange Act and the rules and regulations thereunder and other applicable laws. Notwithstanding anything in this Agreement to the contrary, in the event that Parent’s designees are elected to the Board of Directors of the Company after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the directors of the Company who are not Parent Insiders shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company’s rights, benefits or remedies hereunder, (c) extend the time for performance of Parent’s and Merger Sub’s respective obligations hereunder, or (d) take any other action by the Company’s Board of Directors under or in connection with this Agreement which would adversely affect the ability of the stockholders of the Company to receive the Merger Consideration.

ARTICLE

V

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

5.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of the voting Common Stock, par value $0.01 per share, of the Company (a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, the “Parent Companies”), Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties or Shares that are owned by Dissenting Stockholders (collectively, “Excluded Shares”)) shall be cancelled, extinguished and converted into the right to receive, without an interest, an amount in cash equal to $25.50 per Share (the “Merger Consideration”) or such greater amount which may be paid pursuant to the Offer. At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration for each Share upon the surrender of such Certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such Shares as determined in accordance with Section 607.1302 of the FBCA.

(b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

5.2 Surrender of Certificates. (a) Paying Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent (the “Paying Agent”), selected by Parent (within 15 days after the date hereof) with the Company’s prior approval for the benefit of the holders of Shares, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration to all holders of Shares, (such cash being hereinafter referred to as the “Exchange Fund”). To the extent not required within five Business Days for payment with respect to surrendered Shares, proceeds in the Exchange Fund shall be invested by the Paying Agent, as directed by Parent (as long as such investments do not impair the rights of holders of Shares) in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or certificates of deposit issued by a commercial bank having at least $10 billion in assets, and any net earnings with respect thereto shall be paid to Parent as and when requested by the Parent; provided that at no time may the amount of the Exchange Fund be reduced below an amount necessary to make payments of the Merger Consideration to all Shares not theretofore submitted.

(b) Exchange Procedures. At the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares at the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amounts of cash payable hereunder to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company). Subject to Section 5.2(e), upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in an amount equal to (after giving effect to any required tax withholdings) the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check in the amount payable hereunder, upon due surrender of the Certificate, may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be returned to Parent. Any stockholders of the Company who have not theretofore complied with this Article V shall thereafter look only to Parent for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash such Persons are entitled to hereunder upon due surrender of the Shares represented by such Certificate pursuant to this Agreement.

5.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if available under the FBCA, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders (“Dissenting Stockholders”) who have not voted in favor of or consented to the Merger and in the manner provided in Section 607.1320 of the FBCA shall have delivered a written notice of intent to demand payment for such Shares if the Merger is effectuated in the time and manner provided in FBCA and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the FBCA shall not be converted into the right to receive the Merger Consideration, but shall, in lieu thereof, be entitled to receive the consideration as shall be determined pursuant to Sections 607.1301 through 607.1320 of the FBCA; provided, however, that any such holder who shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the FBCA, shall thereupon be deemed to have had such Person’s Shares converted, at the Effective Time, into the right to receive the Merger Consideration set forth herein, without any interest thereon.

5.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

…

¿TC3: 540666 v03 7/16/99

ARTICLES OF MERGER OF BUSINESS COMPUTER SERVICES, INC. (a Virginia corporation) INTO ABR INFORMATION SERVICES, INC. (a Florida corporation)

The undersigned corporations, pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia and Section 607.1105, F.S. of the Florida Business Corporation Act, hereby executes the following articles of merger and sets forth:

1. The names of the constituent corporations proposing to merge and the names of the states under the laws of which such corporations are organized are as follows:

Name of Corporation	State of Incorporation
ABR Information Services, Inc.	Florida

Business Computer Services, Inc.	Virginia

2. The name of the surviving corporation of the merger is ABR Information Services, Inc. (the “Surviving Corporation.”)

3. The name of the merging corporation of the merger is Business Computer Services, Inc. (the “Merging Corporation.”)

4. The Plan of Merger (the “Merger”) is attached as Exhibit A.

5. The Merger was adopted by the Board of Directors of the Surviving Corporation on September 22, 1999. The Surviving Corporation is the owner of all the issued and outstanding stock of the Merging Corporation, therefore, shareholder approval of the Surviving Corporation was not required pursuant to the laws of the States of Virginia and Florida.

VA019 - CT System Online

6. The Merger was adopted by the Board of Directors of the Merging Corporation on September 22, 1999. The Surviving Corporation is the owner of all the issued and outstanding stock of the Merging Corporation, therefore, shareholder approval of the Merging Corporation was not required pursuant to the laws of the States of Virginia and Florida.

7. The effective time and date of the Merger shall be 11.59 p.m. Eastern Standard Time on September 30, 1999.

IN WITNESS WHEREOF, the undersigned corporations has caused this Articles of Merger to be executed in its name by its authorized officers and declares that the facts herein stated are true as of September 23, 1999.

ABR INFORMATION SERVICES, INC.

By:	/s/ Gary M. Nelson
Gary M. Nelson, Vice President

BUSINESS COMPUTER SERVICES, INC.

By:	/s/ William E. McDonald
William E. McDonald, Vice President

Pay America Virginia-Florida Merger Combined

EXHIBIT A

PLAN OF MERGER

This Plan of Merger, dated as of this 22nd day of September, 1999, is made and entered into by and between ABR Information Services, Inc., a Florida corporation (the “Parent”), and Business Computer Services, Inc., d/b/a PayAmerica, a Virginia corporation and wholly-owned subsidiary of the Parent (the “Subsidiary”).

A. Parent is the owner of all of the issued and outstanding shares of capital stock of Subsidiary.

B. The Board of Directors of each of the Parent and Subsidiary desire to merge Subsidiary with and into Parent, with the Parent being the surviving corporation, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree to effect the merger provided for in this Plan of Merger upon the following terms and conditions.

1. The Merger. On the Effective Date (as hereinafter defined), pursuant to Section 607.1104 of the Florida Business Corporation Act and Section 13.1-719 of the Virginia Stock Corporation Act, the Subsidiary shall be merged with and into the Parent and the separate existence and corporate organization of the Subsidiary shall cease (the “Merger”). The Parent shall be the surviving corporation in the Merger and its name shall remain “ABR Information Services, Inc.” The Parent further waives any mailing requirement related to this Plan of Merger.

2. Outstanding Capital Stock. The shares of capital stock of the Parent outstanding immediately prior to the Effective Date shall not be converted as a result of the Merger but shall remain outstanding as the shares of capital stock of the Parent, as the surviving corporation in the Merger. All of the capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be automatically by operation of law canceled and void and extinguished.

3. Articles of Incorporation and Bylaws of Surviving Corporation. On and after the Effective Date, the Articles of Incorporation and Bylaws of the Parent, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the surviving corporation on and after the Effective Date until altered, amended or repealed as provided therein or in accordance with applicable law.

4. Officers and Directors of Surviving Corporation. On and after the Effective Date, the officers and members of the board of directors of the Parent as the surviving corporation in the Merger shall consist of all the persons who are officers and directors of the Parent immediately prior to the Merger. All of such officers and directors shall continue to hold office until their successors have been duly qualified in accordance with applicable law and the Bylaws of the Parent.

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5. Effective Date. This Plan of Merger shall, along with articles of merger meeting the requirements of Section 607.1105 of the Florida Business Corporation Act and Section 13.1-720 of the Virginia Stock Corporation Act be filed with the Secretary of State of the States of Florida and Virginia in accordance with applicable law. The Merger shall be effective upon the filing of articles of merger with the Secretary of State of the States of Florida and Virginia in the manner required by law or at such later date and/or time as specified in the articles of merger.

IN WITNESS WHEREOF, the parties hereto have executed this Plan of Merger as of the date set forth above.

ABR INFORMATION SERVICES, INC.

By:	/s/ Gary M. Nelson
Name:	Gary M. Nelson
Title:	Vice President

Attest:

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Assistant Secretary

BUSINESS COMPUTER SERVICES, INC. (d/b/a PAYAMERICA)

By:	/s/ Gary M. Nelson
Name:	Gary M. Nelson
Title:	Vice President

Attest:

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Assistant Secretary

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